EXHIBIT 5.1

August 6, 2009

To the Board of Directors MedPro Safety Products, Inc 817 Winchester Road, Suite 200 Lexington KY 40505

Ladies and Gentlemen:

We have acted as special Nevada counsel to MedPro Safety Products, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-1/A File No. 333-149163, as amended (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the Selling Stockholders identified in the Registration Statement, of up to 2,402,029 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, in connection with the following:

(i)            1,376,140 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred Stock;

(ii)           512,941 shares of Common Stock issuable upon the exercise of Series A Warrants; and

(iii)          512,941 shares of Common Stock issuable upon the exercise of Series B Warrants.

In connection with the preparation of this opinion letter, we have examined, considered and relied upon the Company’s Articles of Incorporation, proceedings of the Company’s Board of Directors relating to the issuance of the shares covered by the Registration Statement and such documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, we have assumed the following:

(a)           the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us a copies, and the veracity of the documents;

To the Board of Directors August 6, 2009 Page 2

 (b)           upon the future issuance of shares of Common Stock which are not already issued, the Company’s total issued shares of Common Stock will not exceed the total number of shares of Common Stock authorized under its Articles of Incorporation, as amended; and

(c)           the payment of all transaction transfer taxes resulting from the transfer, exercise, exchange, conversion or sale of Convertible Preferred Stock, Warrants and/or the Common Stock resulting from the conversion or exercise of Convertible Preferred Stock and Warrants.

This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or maybe be inferred beyond the opinions specifically stated herein.  Unless otherwise stated herein, we have made no independent investigation regarding factual matters.

Based upon and subject to the foregoing, it is our opinion that:

(a)           the shares of Common Stock issuable upon conversion of Series C Convertible Preferred Stock have been duly authorized for issuance by the Company, and, when properly converted and issued in the manner described in the Registration Statement and Certificates of Designation, will be validly issued, fully paid and non-assessable; and

(b)           the shares of Common Stock issuable upon exercise of the Series A and B Warrants have been duly authorized for issuance by the Company, and, issued upon the proper exercise of the Warrants in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the laws of the state of Nevada as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters,” in the prospectus contained in the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, ARMSTRONG TEASDALE LLP /s/ Armstrong Teasdale LLP